Exhibit 21

ROGERS CORPORATION AND CONSOLIDATED SUBSIDIARIES
Subsidiaries of the Registrant

Company	Percentage of Voting Securities Owned	Jurisdiction of Incorporation or Organization

Rogers L-K Corp.	100%	Delaware
Rogers Japan Inc.	100%	Delaware
Rogers Southeast Asia, Inc.	100%	Delaware
Rogers Taiwan, Inc.	100%	Delaware
Rogers Korea, Inc	100%	Delaware
Rogers China, Inc.	100%	Delaware
Rogers Technologies Singapore, Inc.	100%	Delaware
Rogers Specialty Materials Corporation	100%	Delaware
Rogers Circuit Materials Incorporated	100%	Delaware
Rogers Technologies (Suzhou) Co., Ltd.	100%	China
TL Properties, Inc.	100%	Arizona
World Properties, Inc.	100%	Illinois
Rogers Technologies (Barbados) SRL	100%	Barbados
Rogers Induflex N.V.	100%	Belgium
Rogers N.V.	100%	Belgium
Rogers GmbH	100%	Germany
Rogers (U.K.) Ltd.	100%	England
Rogers S.A.	100%	France
Rogers (Shanghai) International Trading Co. Ltd.	100%	China
Rogers (Shanghai) International Trading Co. Ltd. - Shenzen Branch	100%	China
Rogers KF, Inc.	100%	Delaware
KF, Inc.	100%	Korea

Rogers Inoac Corporation *	50%	Japan
Rogers Inoac Suzhou Corporation *	50%	China
Polyimide Laminate Systems, LLC *	50%	Delaware
Rogers Chang Chun Technology Co. Ltd. *	50%	Taiwan

* These entities are unconsolidated joint ventures and accordingly are not included in the consolidated financial statements of Rogers Corporation, except to the extent required by the equity method of accounting.